UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): November 13, 2015

Synthesis Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33522	20-2110031
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Three Riverway, Suite 300 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 579-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01         Entry Into a Material Contract

On November 13, 2015, Synthesis Energy Systems (Zao Zhuang) New Gas Company Ltd. (the “ZZ Joint Venture”), a Chinese joint venture of Synthesis Energy Systems, Inc. (the “Company”), refinanced its line of credit agreement with Zaozhuang Bank Co., Ltd. (the “ZZ Bank”). Key terms of the refinanced line of credit are as follows:

•	Principal amount of the line of credit is 25 million yuan, or approximately $3.9 million;

•	ZZ Joint Venture is required to deposit 60% of the total face amount, or approximately $2.3 million, to the ZZ Bank for the line of credit as a security deposit;

•	Term of the line of credit now expires on November 11, 2016;

•	Shandong Weijiao Group Xuecheng Energy Company Ltd., the Company’s joint venture partner, continues to be the guarantor of the line of credit;

•	Certain assets of the ZZ Joint Venture, including land use rights and the administration building, continue to be pledged as collateral for the line of credit; and

•	Subject to customary events of default which, should one or more of them occur and be continuing, would permit the ZZ Bank to declare all amounts owing under the agreement to be due and payable immediately.

A copy of the line of credit agreement is filed herewith as Exhibit 10.1.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The text set forth in Item 1.01 regarding the terms and conditions of the refinanced line of credit for the ZZ Joint Venture is incorporated into this Item 2.03 by reference.

Item 3.01         Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 16, 2015, the Company received a notification from the NASDAQ Stock Market (the “NASDAQ”) indicating that the minimum bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days and as a result, the Company is not in compliance with the minimum bid price requirement for continued listing. The NASDAQ notice has no immediate effect on the listing or trading of the Company’s common stock.

Under NASDAQ Listing Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until May 16, 2016, in which to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this grace period.

If the Company does not regain compliance before May 16, 2016, the NASDAQ stated that it will provide the Company with written notice that its securities are subject to delisting. At that time, the Company may appeal the NASDAQ’s determination to a NASDAQ Listing Qualifications Panel, which would stay any further delisting action by the NASDAQ pending a final decision by the panel. Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for the NASDAQ Capital Market, and the Company successfully applies for a transfer of its securities to that market. Such a transfer would provide the Company with an additional 180 calendar day period to regain compliance with the minimum bid requirement.

The Company actively monitors the price of its common stock and will consider all available options to regain compliance with the continued listing standards of the NASDAQ.

Item 9.01        Financial Statements and Exhibits

Exhibits

10.1     Credit Agreement between Zaozhuang Bank and Synthesis Energy Systems (Zaozhuang) New Gas Co., Ltd. dated November 13, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: November 17, 2015	/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer

Exhibit Index

10.1      Credit Agreement between Zaozhuang Bank and Synthesis Energy Systems (Zaozhuang) New Gas Co., Ltd. dated November 13, 2015.